Exhibit 1.2

AMENDMENT NO. 1 TO OPEN MARKET SALE AGREEMENT SM

August 12, 2020

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

Tyme Technologies, Inc., a Delaware corporation (the “Company”), and Jefferies LLC (the “Agent”) are parties to that certain Open Market Sale AgreementSM, dated October 18, 2019, (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1. Reference to the “Registration Statement” in the Original Agreement shall refer to the registration statement on Form S-3 (File No. 333-245033), originally filed with the Commission on August 12, 2020 (as the same may be amended from time to time, the “New Registration Statement”), when the New Registration Statement is declared effective by the Commission.

2. References to the date of the Original Agreement in the form of Issuance Notice included as Exhibit A to the Original Agreement and the Form of Officer’s Certificate Pursuant to Section 4(o) appended to the Original Agreement are hereby revised to read, “October 18, 2019, as amended by Amendment No. 1 to the Open Market Sale AgreementSM, dated August 12, 2020.”

3. Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

4. This Amendment No. 1 to the Original Agreement (this “Amendment”) shall become effective upon the date that the New Registration Statement is declared effective under the Securities Act.

5. Entire Agreement; Amendment; Severability. This Amendment together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Issuance Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

6. Governing Law Provisions. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the Specified Courts, and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a Related Judgment, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

7. Counterparts. This Amendment may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and may be delivered by facsimile transmission or by electronic delivery of a portable document format (PDF) file or via DocuSign electronic signature.

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If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding amendment to the Original Agreement.

Very truly yours,

TYME TECHNOLOGIES, INC.

By:	/s/ Ben R. Taylor
Name:	Ben R. Taylor
Title:	President and Chief Financial Officer

The foregoing amendment is hereby confirmed and accepted by the Agent in New York, New York as of the date first above written.

JEFFERIES LLC

By:	/s/Michael Magarro
Name:	Michael Magarro
Title:	Managing Director